FOR IMMEDIATE RELEASE

Company Contacts:

Investor Relations:
Ed Lockwood
Sr. Director of Investor Relations
408.875.6800
Ed.Lockwood@kla-tencor.com

Media:
Meggan Powers
Sr. Director, Corporate Communications
408.875.8733
Meggan.Powers@kla-tencor.com

KLA-Tencor Announces New Additions to Board of Directors

Kiran M. Patel and Robert P. Akins Join Board; H. Raymond Bingham Retires

SAN JOSE, Calif. - May 7, 2008 - KLA-Tencor Corporation (NASDAQ: KLAC) today announced the election of Kiran M. Patel and Robert P. Akins to the company's Board of Directors, effective immediately. Also effective immediately, H. Raymond Bingham has retired from the Board.

"We are delighted to announce the addition of Kiran Patel and Bob Akins to the Board," noted Edward W. (Ned) Barnholt, Chairman of the Board of KLA-Tencor. "Both of these skilled business leaders bring a unique and valuable set of talents to our Board that will contribute to the company's growth strategy. Kiran's experience in global financial operations spans a variety of industries, from heavy equipment to software. Bob's deep technical knowledge and product development expertise in semiconductor manufacturing equipment strongly compliments our business. We welcome Kiran and Bob to KLA-Tencor's Board of Directors."

"Ray Bingham's insights and unwavering dedication have been considerable assets to KLA-Tencor. We will miss his unique balance of wisdom, industry experience and ability to see to the heart of complex problems." Mr. Bingham served as the Chairman of the Board's Audit Committee for seven years.

Kiran M. Patel, 59, serves as Senior Vice President and General Manager, Consumer Tax Group of Intuit Inc., a provider of personal finance and small business software. Mr. Patel previously served as Intuit's Senior Vice President and Chief Financial Officer. Before Intuit, he was Executive Vice President and CFO of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as CFO and Executive Vice President.

Robert (Bob) P. Akins, 56, is a co-founder of Cymer, Inc. and has served as Cymer's Chairman and CEO since its inception in 1986. Cymer is a leading supplier of excimer light sources for deep ultraviolet photolithography systems used in the semiconductor manufacturing process. He currently serves as the Vice Chairman of SEMI (Semiconductor Equipment and Materials International) and serves on the board of directors of SEMI North America.

Mr. Bingham has served as a member of KLA-Tencor's Board of Directors since August 2000 and has long been a key business leader in the Silicon Valley. Formerly the President and CEO of Cadence Design Systems, Inc., Mr. Bingham has been a Managing Director of General Atlantic LLC, a global private equity firm, since November 2006.

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the Company is available at http://www.kla-tencor.com.

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